Exhibit 1A-11

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated July 26, 2023, with respect to the consolidated financial statements of Multi-Housing Income REIT, Inc. as of December 31, 2022 and 2021, and for the years then ended.

/s/ CohnReznick LLP

New York, New York

November 15, 2023